Exhibit 10.41

January 31, 2008

IGOR KOLOMOISKY

MANITA INVESTMENTS LIMITED

GLOBAL MEDIA GROUP LTD.

TORCENSTA HOLDING LTD

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

CME MEDIA ENTERPRISES B.V.

CME UKRAINE HOLDING GMBH

CET 21 S.R.O.

UKRAINIAN MEDIA SERVICES LLC

_____________________________

ASSIGNMENT AGREEMENT
_____________________________

CONTENTS

	Clause	Page

1.	Definitions and Interpretation	4
2.	No Admission	7
3.	Option Assignment and Terminations	7
4.	Actions to be Taken Prior to Closing Date	9
5.	Consideration; Conditions Precedent; Closing	10
6.	Standstill	12
7.	Termination	12
8.	Indemnities and Liabilities	13
9.	Representations and Warranties	13
10.	Certain Covenants Related to CME Share Issuance	16
11.	Confidentiality	18
12.	Assignment	19
13.	Miscellaneous	19
14.	Governing Law and Arbitration	21

Schedules

	Schedule 1 – Kolomoisky Release Agreements
	Schedule 2 – Surkis Release Agreements
	Schedule 3 – Kolomoisky Closing Certificate
	Schedule 4 – Notice of Registration
	Schedule 5 – Closing Date Confirmation
	Schedule 6 – Notice

THIS ASSIGNMENT AGREEMENT (this "Agreement") is made this 31st day of January, 2008 by and among:

(1)	Igor Kolomoisky, a citizen of Israel residing at St. Galey Thelet 48, Herzeliya, Israel, 46640, passport No. 10905729, issued on October 2, 2005 ("Kolomoisky");

(2)	Manita Investments Limited, a limited liability company organized and existing under the laws of Cyprus, identification code No., 116476 located at Kimonos, 43A P.C. 3095 Limassol, Cyprus ("Manita");

(3)
Global Media Group Ltd., a limited liability company organized and existing under the laws of Ukraine, located at 38 Naberezhna Peremohy Str., 49094 Dnipropetrovsk, Ukraine, a wholly owned subsidiary of Torcensta ("Global");

(4)
Torcensta Holding Ltd, a limited liability company organized and existing under the laws of Cyprus, identification code No. 206233, located at Arch. Makariou III, 155,PROTEAS House, 5th floor, P.C. 3021, Limassol, Cyprus ("Torcensta" and together with Manita, Global, the Other Optionholders (as defined below) and Kolomoisky the "Kolomoisky Parties");

(5)	Central European Media Enterprises Ltd., a company organized under the laws of Bermuda with its registered address at Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda ("CME Ltd.");

(6)	CME Media Enterprises B.V., a company organized under the laws of the Netherlands, located at: Dam 5 B, 1012 JS Amsterdam, the Netherlands ("CME BV");

(7)	CME Ukraine Holding GmbH, a wholly-owned subsidiary of CME BV organized and existing under the laws of Austria, located at Wagramer Str. 19, 19. Stock, 1220 Wien, Austria ("CME Ukraine Holding");

(8)
CET 21 s.r.o., a company incorporated under the laws of the Czech Republic, located at: Praha 5, Krizeneckeho nam. 1078/5, PSC 152 00, Czech Republic, registered in the Commercial Register of the Commercial Court of Prague, part C, Register-No.10581 ("CET 21"); and

(9)
Ukrainian Media Services LLC, a legal entity organized and existing under the laws of Ukraine, identification code No. 33600071, located at 12 Melnykova, Kyiv, Ukraine ("UMS", and together with CME Ltd., CME BV, CME Ukraine Holding and CET 21, the "CME Parties"),

(individually a "Party" and together the "Parties").

WHEREAS:

(A)
Aleksandr Rodnyansky, a resident of the Russian Federation, registered at 221, "Nikolino" complex, Tagankovo 7, 2-e Uspenskoe shosse, Odintsovsky district, Moscow region, Russian Federation, passport CH 316475, issued by Pechersk RU GU MVS of Ukraine in the city of Kyiv on November 19, 1996 ("Rodnyansky"), and Boris Fuchsmann, a citizen of Germany, residing at Peter-Roos-Strasse 10, 40547 Düsseldorf, Germany, passport 500449454, issued on July 18, 2005 ("Fuchsmann"), have transferred to Irling Financial Corporation, a limited liability company organized and existing under the laws of Belize whose registered address is 35A Regent Street, PO Box 1777, Belize City, Belize ("Irling") and to Multy TV Holding Ltd, a company organized and existing under the laws of Belize whose registered address is 35a Regent Street, Belize City, Belize ("Multy") the exclusive right to sell and transfer to Manita and Nelano Holdings Ltd, a company duly registered and validly existing and in good standing under the Laws of British Virgin Islands, located at Craigmuir Chambers, P.O.Box 71, Road Town, Tortola, British Virgin Islands ("Nelano") the option right to purchase shares of Broadcasting Company "Studio 1+1 LLC", a legal entity organized and existing under the laws of Ukraine, identification code No. 23729809, located at 7/11 Kreschatyk Street, Kyiv ("Studio 1+1"), Innova Film GmbH, a limited liability company organized and existing under the laws of Germany, located at San Remo Str. 15, D-40210 Düsseldorf, Germany ("Innova"), and International Media Services Ltd, a company limited by shares organized and existing under the laws of Bermuda, located at Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda ("IMS").

1

(B)
The Kolomoisky Parties have represented that Manita and Nelano have in the aggregate purchased from Irling and Multy, in accordance with the terms of the relevant agreements ("Option Rights Sale and Purchase Agreements"), the option right to purchase (i) a 15.164% ownership interest in Studio 1+1 (the "IK Studio Optioned Interest") and (ii) a 21.665% ownership interest in each of Innova and IMS, (collectively, the "IK Innova/IMS Optioned Interests" and together with the IK Studio Optioned Interest, the "IK Optioned Interests").

(C)
CME Parties have preemptive rights ("CME Preemptive Rights") in respect of the shares of IMS, Innova and Studio 1+1 which prohibit Rodnyansky and Fuchsmann from transferring shares of IMS, Innova and Studio 1+1 to Kolomoisky Parties.

(D)
The Kolomoisky Parties have represented that, according to the terms of the Option Rights Sale and Purchase Agreements, if the CME Parties waive the CME Preemptive Rights, the Kolomoisky Parties will have the absolute unrestricted right upon the payment of two US dollars to be registered as shareholders in relation to the IK Optioned Interests or designate a third party to become the registered shareholder of the IK Optioned Interests.

(E)
Under the agreement among Kolomoisky, Manita, CME Ltd., CME BV, CME Ukraine Holding, UMS, Torcensta  and Global dated October 5, 2007, the CME Parties have waived the CME Preemptive Rights in accordance therewith, following which Manita and Nelano have by notice to Fuchsmann, Rodnyansky, Irling and Multy together designated (i) Torcensta as the entity to whom the IK IMS Optioned Interest and the IK Innova Optioned Interest should be registered and (ii) Global as the entity to whom the IK Studio Optioned Interest should be registered (the "October Notice");

(F)
Pursuant to the terms of this Agreement, the Kolomoisky Parties will assign the right to acquire the IK Optioned Interests to CME Ltd., CME BV and CET 21 and, in connection therewith, Manita and Nelano shall agree not to exercise the right to acquire the IK Optioned Interests. In addition, Manita and Nelano shall withdraw the October Notice and shall deliver the Notice (as defined below) to Irling, Multy, Fuchsmann and Rodnyansky.

(G)
The CME Parties, Fuchsmann and Rodnyansky have agreed that prior to the Sale Transfers (as defined below), (i) Fuchsmann will transfer to Rodnyansky: (a) his 100% ownership interest in International Teleservices Ltd. ("ITS"), a company organized under the laws of Belize with its registered office at Morgan & Morgan Trust Corporation (Belize) Limited, 35A Region Street, City of Belize, Belize, (b) a 10.0% ownership interest in IMS and (c) a 5.0% interest in TV Media Planet Ltd, a company organized under the laws of Cyprus, located at Arch. Makariou III, 199 Neokleous House P. C., 3030 Limassol, Cyprus ("TV Media Planet") and (ii) Rodnyansky with transfer (a) a 22.98% participation interest in Studio 1+1 to a sole purpose holding company 100% owned by Rodnyansky ("NewCo 1") and (b) a 5.02% participation interest in Studio 1+1 to another sole purpose holding company 100% owned by Rodnyansky ("NewCo 2"). After the completion and as a consequence of the Rodnyansky Restructuring (as defined below), Rodnyansky will own a 25.0% indirect ownership interest in IMS through his sole ownership of ITS, a 10.0% direct ownership interest in IMS and a 28.0% indirect ownership interest in Studio 1+1 through his sole beneficial ownership of NewCo 3, which will own 100% of each of NewCo 1 (which will own a 22.98% participation interest in Studio 1+1) and NewCo 2 (which will own a 5.02% participation interest in Studio 1+1), and Fuchsmann will own a 40.0% interest in Innova, a 5.0% ownership interest in IMS and a 35.0% interest in TV Media Planet;

(H)
Rodnyansky, Fuchsmann and ITS (together, the "RF Participants") and the CME Parties shall on the date hereof enter into an agreement (the "RF Participants Framework Agreement"), pursuant to which the following transfers and other actions shall occur:

1.
CET 21 and Fuchsmann agree to enter into the Innova Transfer and Option Agreement (as defined below) to transfer a portion of Fuchsmann's interests in Innova equal to a 23.4% ownership interest in Innova, including a 21.665% interest in Innova to be acquired by CET 21 by exercising the option assigned hereunder, to CET 21 (the "Innova Sale Transfer");

2.
CME Ltd., Rodnyansky and ITS agree to enter into the IMS Transfer Agreement (as defined below) to transfer a portion of Rodnyansky's direct ownership interest in IMS, and all of ITS' ownership interest in IMS, to CME Ltd., such that the aggregate ownership interest transferred under the IMS Transfer Agreement is equal to a 30% ownership interest in IMS (including a 21.665% interest in IMS to be acquired by CME Ltd. by exercising the option assigned hereunder, the "IMS Sale Transfer");

3.
CME Ltd. and Fuchsmann agree to enter into the TV Media Planet Transfer Agreement (as defined below) to transfer a 30% ownership interest in TV Media Planet to CME Ltd. (the "TV Media Planet Sale Transfer");

4.
Rodnyansky and CME BV agree to enter into the NewCo 1 Transfer Agreement (as defined below) to transfer all of Rodnyansky's shares in NewCo 1 (which will own a 22.98% participation interest in Studio 1+1, including a 15.164% interest in Studio 1+1 (represented by a 65.99% interest in NewCo 1) to be acquired by CME BV by exercising the option acquired hereunder) to CME BV (the "NewCo 1 Sale Transfer", and together with the Innova Sale Transfer, the IMS Sale Transfer and the TV Media Planet Sale Transfer, the "Sale Transfers"); and

5.
Fuchsmann, Rodnyansky and certain CME Parties agree to grant put and call options in respect of all remaining interests in the Studio 1+1 Group (as defined below) owned, directly and indirectly, by Fuchsmann and Rodnyansky following the Sale Transfers; and

(I)
Subject to the terms of this Agreement, the Kolomoisky Parties have agreed to transfer and assign all of their right, title and interest in the right to acquire the IK Optioned Interests to CME Ltd., CME BV and CET 21, to settle fully and finally the Kolomoisky Claims (as defined below), to terminate and release all other claims and rights the Kolomoisky Parties may have relating to the ownership of any member of the Studio 1+1 Group and to terminate and release all claims and rights the Kolomoisky Parties may have against Rodnyansky, Fuchsmann, ITS, the Studio 1+1 Group and any CME Party, except that the Surviving Agreements (defined below) shall survive execution of this Agreement, in exchange for the consideration set out in Clause 5, and CME Ltd. has agreed, on and subject to the terms of this Agreement, to settle such consideration in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, covenants, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, and unless the context requires otherwise, the following terms have the meanings given to them below:

"Business Day" means a day, not being a Saturday or Sunday, when banks are open in Amsterdam (the Netherlands), London (England) and Kyiv (Ukraine) for commercial business;

"Closing Date Confirmation" means the confirmation set out in Schedule 5;

"Closing Documents" means the following documents duly executed and delivered by all the applicable parties thereto: (i) the Closing Date Confirmation; (ii) the Kolomoisky Closing Certificate; (iii) the Release Agreements; (iv) subject to Clause 5.2, the Subscription Agreement; and (v) subject to Clause 5.2, the Registration Rights Agreement;

"CME Shares" means shares of Class A Common Stock of CME Ltd.;

"Consideration" means (i) if A is less than B: US $ 140,000,000 (one hundred forty million US Dollars), to be paid in cash or CME Shares pursuant to Clause 5.2, and (ii) if A is greater than B: the number of CME Shares equal to 4% of the total number of CME Shares outstanding on the date of delivery of the Notice of Registration, where:

"A" means US $ 140,000,000 (one hundred forty million US Dollars), and

"B" means the US Dollar amount equal to the product of (i) 4% of the total number of CME Shares outstanding on the date of delivery of the Notice of Registration and (ii) the Share Price;

"Control" means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family or other relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and "Controlling" and "Controlled" have the correlative meanings proceeding from this term;

"Controlled Party" of a Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and in respect of a Kolomoisky Party, also means another Person acting at the direction of such Kolomoisky Party;

"Governmental Authority" means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law;

"IMS Transfer Agreement" means the agreement among Rodnyansky, ITS and CME Ltd. (or its designee) to effect the IMS Sale Transfer, to be entered into pursuant to the RF Participants Framework Agreement;

"Inter-Media" means Foreign Enterprise Inter-Media, a limited liability company organized and existing under the laws of Ukraine, identification code No. 23389360, located at 42 Melnykova Street, Kyiv;

"Innova Transfer and Option Agreement" means the agreement between CET 21 and Fuchsmann to effect the Innova Sale Transfer, to be entered into pursuant to the RF Participants Framework Agreement;

"Kolomoisky Claims" has the meaning set forth in the English law Kolomoisky Release Agreement;

"Kolomoisky Release Agreements" means the agreements set out in Schedule 1;

"Law" means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances, orders and official opinions and interpretations of any Governmental Authority having the force of law, (ii) approvals of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority;

"Lien" means any mortgage, pledge, deed of trust, hypothecation, right of third Persons, claim, security interest, title defect, title retention agreement, lease, sublease, license agreement, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, proxy, lien, charge or other restrictions or limitations of any nature whatsoever;

"NewCo 1 Transfer Agreement" means the agreement between CME BV and Rodnyansky to effect the NewCo 1 Sale Transfer pursuant to the RF Participants Framework Agreement;

"Notice" means the notice set out in Schedule 6;

"Other Optionholders" means Mr. Gregory Surkis, a citizen of Ukraine residing at 14 Nikolsko – Botanicheskaya str., Flat 9, Kiev, Ukraine, passport EA451739 and Nelano;

"Person" or "Persons" means any physical person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated;

"Pledge Agreements" means each of the pledge agreements to be entered into on or prior to the Closing Date among inter alios Rodnyansky, the wholly-owned Cyprus companies to be established by Rodnyansky, and CME BV, as contemplated in the Rodnyansky Restructuring;

"Registered Revised Charter" means the new registered charter of Studio 1+1, with the seal of the relevant Governmental Authority and signed by the appropriate registrar, reflecting UMS as the registered owner of a 42.0% participation interest, Inter-Media as the registered owner of a 30.0% participation interest, NewCo 1 as the registered owner of a 22.98% participation interest and NewCo 2 as the registered owner of a 5.02% participation interest in Studio 1+1;

"Registration Rights Agreement" means the registration rights agreement to be entered into between CME Ltd. and Kolomoisky substantially in the form of the registration rights agreement described in the Surviving Agreements;

"Reissued Licenses " means the 15-hour and the 9-hour broadcasting licenses of Studio 1+1 issued by the relevant Governmental Authority reflecting the ownership of Studio 1+1 as set out in the Registered Revised Charter;

"Release Agreements" means the Kolomoisky Release Agreements and the Surkis Release Agreements;

"Releasor" has the meaning set forth in the English law Kolomoisky Release Agreement or the English law Surkis Release Agreement, as applicable;

"RF Participants Framework Agreement" means that agreement among Rodnyansky, Fuchsmann, ITS, the Studio 1+1 Group and the CME Parties entered into on or about the date hereof;

"Rodnyansky Restructuring" means the completion of the steps set out in Recital D and the occurrence of Successful Registration;

"Studio 1+1 Group" means, collectively, Studio 1+1, IMS, Inter-Media, Innova, TV Media Planet, NewCo 1 (only once acquired by a CME Party) and NewCo 2 (only once acquired by a CME Party);

"Subscription Agreement" means the subscription agreement to be entered into between CME Ltd. and Kolomoisky substantially in the form of the subscription agreement described in the definition of Surviving Agreements;

"Successful Registration" means the occurrence of all of the following: (i) the receipt of the Registered Revised Charter and (ii) the receipt of the Reissued Licenses;

"Surkis Release Agreements" means the agreements set out in Schedule 2;

"Surviving Agreements" means the subscription agreement between Kolomoisky and CME Ltd., dated August 24, 2007, and the registration rights agreement between Kolomoisky and CME Ltd., dated August 24, 2007, in each case, as amended from time to time;

"Transaction Documents" means this Agreement and the Release Agreements;

"Transfer Agreements" means the NewCo 1 Transfer Agreement, the Innova Transfer and Option Agreement, the IMS Transfer Agreement and the TV Media Planet Transfer Agreement; and

"TV Media Planet Transfer Agreement" means the agreement between CME Ltd. and Fuchsmann to effect the TV Media Planet Sale Transfer, to be entered into pursuant to the RF Participants Framework Agreement.

1.2	Interpretation and Rules of Construction

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)	when a reference is made in this Agreement to a Clause, Exhibit or Schedule, such reference is to a Clause of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d)	a reference to "US Dollar" or "US $" means the lawful currency of the United States of America;

(e)	the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)
references in the singular shall include references in the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include any other Persons;

(h)	references to a Person are also to its successors and permitted assigns;

(i)	references to this Agreement and/or any other agreement are deemed to be references to such agreement, as amended, modified or supplemented from time to time; and

(j)	the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

2.	NO ADMISSION

The Parties hereby acknowledge and agree that in entering into this Agreement none of them makes any admissions as to any liability or the absence thereof in connection with the Kolomoisky Claims.

3.	OPTION ASSIGNMENT ANDT TERMINATIONS

3.1	Assignment of the Right to Acquire the IK Optioned Interests

(a)
In consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Kolomoisky Parties hereby transfer and assign all of their right, title and interest in the right to acquire the IK Optioned Interests to CME Ltd. or one or more of its subsidiaries designated by it (the "Assignment").  CME Ltd. intends to acquire such IK Optioned Interests as follows:

(i)
the option right to acquire the IK Innova Optioned Interest shall be assigned to CET 21 for consideration of $40,868,411 or if the Consideration is less than $140,000,000, $40,868,411 minus an amount equal to 0.3 multiplied by the difference between $140,000,000 and the Consideration, and shall be exercised by CET 21;

(ii)	the option right to acquire the IK IMS Optioned Interest shall be assigned to CME Ltd. for consideration equal to $6,177,492, and shall be exercised by CME Ltd.; and

(iii)
the option right to acquire the IK Studio Optioned Interest shall be assigned to CME BV for consideration equal to $92,954,097 or if the Consideration is less than $140,000,000, $92,954,097 minus an amount equal to 0.7 multiplied by the difference between $140,000,000 and the Consideration, and shall be exercised by CME BV, which right may be exercised directly or, with the consent of Rodnyansky, indirectly through the acquisition of a portion of the shares of NewCo 1.

(b)
The Kolomoisky Parties warrant and confirm (i) that the option to acquire the IK Optioned Interests may be exercised by the CME Parties after payment of US $2 (two US Dollars) to Irling (which has been paid prior to the date hereof) and by transfer of the IK Optioned Interests by Fuchsmann and Rodnyansky to the CME Parties, (ii) that no further action is necessary or appropriate in order for the CME Parties to acquire good title to the IK Optioned Interests under the Option Rights Sale and Purchase Agreements, (iii) that the IK Optioned Interests are free from any Liens that were created by, or that they are aware of and could have been removed by, any of the Kolomoisky Parties or their Controlled Parties, and (iv) that any other Liens (other than those created in accordance with the RF Participants Framework Agreement) on the IK Optioned Interests that are known to the Kolomoisky Parties or their Controlled Parties have been fully disclosed to CME Ltd.

(c)
The Kolomoisky Parties agree to deliver to Irling, Multy, Fuchsmann and Rodnyansky the Notice executed by them on the date hereof or as soon as practicable thereafter with a confirmation to be provided to the CME Parties.

(d)	The Parties agree that none of Torcensta, Global and any other Kolomoisky Party shall exercise any option to acquire all or any part of the IK Optioned Interests.

3.2	Release

This Agreement (and the agreements executed in connection with it, including the Registration Rights Agreement) is entered into, in full and final settlement, conditional upon the occurrence of the Closing Date and the Parties complying with their obligations hereunder, of all rights, claims, controversies and/or disputes among the Parties, known and/or unknown to any of the Parties, arising from or connected to the IK Optioned Interests, the Kolomoisky Claims and/or any claim for legal fees and/or any other fees incurred in respect of or relating in any way to the same (the "Settled Matters"), except that the Surviving Agreements shall survive this Agreement.  Consequently, and with effect from the Closing Date:

(a)	the Kolomoisky Parties hereby irrevocably release the CME Parties, the RF Participants and the Studio 1+1 Group in respect of the Settled Matters; and

(b)	the CME Parties hereby irrevocably release the Kolomoisky Parties in respect of the Settled Matters.

3.3	Execution of the Release Agreements

The Parties agree that promptly following the establishment of NewCo 1 and NewCo 2 in connection with the Rodnyansky Restructuring or as soon as practicable thereafter, all the relevant parties shall execute and deliver all of the Release Agreements, which shall become effective on the Closing Date (as defined in Clause 5.5).

3.4	Termination of Certain Prior Agreements

From the date of this Agreement until the earlier of (i) the Closing Date or (ii) the date that this Agreement is terminated pursuant to the terms of Clause 7.1 hereof, the agreements listed below in (a), (b), (c), (d) and (e) of this Clause 3.4 shall be suspended. With effect on the Closing Date:

(a)	the agreement among Kolomoisky, Torcensta, Manita and the CME Parties, dated October 5, 2007 (the "Original Agreement"), shall be terminated in accordance with Clause 3.1 thereof;

(b)	the purchase agreement among Kolomoisky, Torcensta and CME Ltd., dated October 30, 2007, shall be terminated in accordance with Clause 9.1(b) thereof;

(c)
the share pledge agreement among Andreas Sofocleous, a citizen of the Republic of Cyprus residing at 4 Gianni Papadopoulou, Nea Ekali, 3110, Limassol, Cyprus, with Identification number 659791, Charoulla Neofytou, a citizen of the Republic of Cyprus residing at 14 Georgiou Katsari, Asgata, 4502, Limassol, Cyprus, with Identification number 787198, Kolomoisky and CME Ltd., dated October 30, 2007, shall be terminated in accordance with Clause 6.1.1 thereof;

(d)	the waiver delivered by the CME Parties on October 11, 2007 with respect to the agreements listed above shall terminate; and

(e)	the letter agreement dated the date hereof relating to the Original Agreement, executed by the parties to the Original Agreement, shall terminate.

If the Closing Date does not occur, the agreements listed in the foregoing (a), (b), (c), (d) and (e) of this Clause 3.4 shall no longer be suspended and shall remain in force as if not suspended.

4.	ACTIONS TO BE TAKEN PRIOR TO CLOSING DATE

4.1	Entrance into the RF Participants Framework Agreement and Other Actions

(a)	On the date hereof, the CME Parties, the RF Participants, ITS and the Studio 1+1 Group entered into the RF Participants Framework Agreement, pursuant to which the Sale Transfers shall be consummated.

(b)	The Parties agree that the following actions shall occur as soon as practicable after the date hereof but in any event on or prior to the Closing Date:

(i)
the CME Parties and, if applicable, the Kolomoisky Parties shall grant all necessary consents, as deemed necessary by the CME Parties, to effectuate the Rodnyansky Restructuring and the Sale Transfers pursuant to the RF Participants Framework Agreement;

(ii)	the Rodnyansky Restructuring shall be completed, including execution of the Pledge Agreements;

(iii)	the Release Agreements shall be executed and delivered pursuant to Clause 3.3; and

(iv)	the Kolomoisky Parties shall deliver to Irling, Multy, Fuchsmann and Rodnyansky the Notice and shall provide to CME Ltd. a fully executed copy thereof.

(c)
The CME Parties agree that prior to the Closing Date they shall not release the pledge of shares created by any of the Pledge Agreements other than with the prior written consent of Kolomoisky, such consent not to be unreasonably withheld or delayed.

4.2	Notice of Successful Registration and Consummation of the Sale Transfers

Within 3 (three) Business Days of the Successful Registration, CME Ltd. shall give written notice of the same to Kolomoisky in the form attached hereto as Schedule 4 (the "Notice of Registration").

4.3	Long Stop

In the event that any of the conditions set out in Clause 4.1 have not been fulfilled by August 30, 2008, any Party shall be entitled to terminate this Agreement by written notice to the other Parties, provided that such non-fulfillment of conditions was not the direct result of any breach by the Party seeking to terminate or its Controlled Party.

5.	CONSIDERATION; CONDITIONS PRECEDENT; CLOSING

5.1	Consideration

In consideration of the Assignment and the other documents to be delivered and undertakings given by the Kolomoisky Parties hereunder and otherwise required hereby and provided that the notice procedures set forth in Clause 4.2 have been followed by the applicable Parties, on the Closing Date, CME Ltd. shall transfer to Kolomoisky the Consideration determined in accordance with the calculation and election procedure set forth in Clause 5.2.

5.2	Calculation and Election of Consideration

Within 2 (two) Business Days after the delivery of the Notice of Registration by CME Ltd., CME Ltd. shall deliver to Kolomoisky its calculation of the Consideration as provided in Clause 1.1, in which the following procedure shall apply:

(a)
in the event the Consideration is determined to be the amount of US $ 140,000,000 (one hundred forty million US Dollars), Kolomoisky may elect to receive such Consideration in CME Shares by delivering a notice of his election to CME Ltd. within 1 (one) Business Day after receiving notice of the calculation of Consideration.  If Kolomoisky so delivers his election notice, the sole consideration payable to Kolomoisky by CME Ltd. on the Closing Date shall be the number of CME Shares equal to the quotient of (i) US$ 140,000,000 and (ii) the Share Price.  If Kolomoisky does not so deliver his election notice, the Consideration shall be payable by CME Ltd. on the Closing Date in cash pursuant to Clause 5.5(c)(ii); and

(b)
if sub-clause 5.2(a) above is not applicable, the Consideration shall be the number of CME Shares equal to 4% of the total number of CME Shares outstanding on the date of delivery of the Notice of Registration.

5.3	CME Shares

In the event Kolomoisky is to receive CME Shares as consideration on the Closing Date, subject to the terms and conditions of this Agreement, CME Ltd. shall issue and deliver to Kolomoisky (and only to Kolomoisky), and Kolomoisky shall subscribe for and acquire from CME Ltd., the applicable number of CME Shares pursuant to the Subscription Agreement.

5.4	Conditions Precedent

The occurrence of the Closing Date shall be subject to the fulfilment and satisfaction (or waiver in writing by the relevant Party or Parties) of each of the following conditions precedent (the "Conditions Precedent"):

(a)	General Conditions Precedent to the performance by the Parties of their respective obligations on the Closing Date:

(i)	the Successful Registration shall have occurred (as confirmed by the Notice of Registration); and

(ii)
consummation of the transactions contemplated hereby and by the other Transaction Documents shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any court order, and no such Law or order that would have such an effect shall have been threatened, promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or any other Transaction Document.

(b)	Conditions Precedent to the performance by the CME Parties of their respective obligations on the Closing Date:

(i)
the Release Agreements and the Notice shall have been fully executed by all of the parties thereto, shall have become effective, shall remain in full force and effect and shall not of have been repudiated;

(ii)	the Rodnyansky Restructuring shall have occurred and the Sale Transfers shall have been consummated under the Transfer Agreements;

(iii)	the Reissued Licenses shall have become effective and remain in full force and effect and shall not have been challenged or revoked;

(iv)	if applicable, the Subscription Agreement and the Registration Rights Agreement shall have been duly executed by Kolomoisky;

(v)
each of the Kolomoisky Parties and their respective Controlled Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by such Party on or prior to the Closing Date pursuant to Clause 3 (Option Assignment and Terminations), Clause 6 (Standstill), Clause 8 (Indemnities and Liabilities) and Clause 13.1 (Further Assurances) hereof, to be confirmed by a closing certificate executed and delivered by each of them on the Closing Date in the form of Schedule 3 (the "Kolomoisky Closing Certificate");

(vi)
all of the representations and warranties of the Kolomoisky Parties contained herein and in the Release Agreements shall have been true and correct in all material respects when given and shall remain true and correct in all material respects on and as of the Closing Date, to be confirmed by the Kolomoisky Closing Certificate executed and delivered on the Closing Date.

5.5	Closing Date

The closing date shall occur no later than the tenth Business Day after the date on which CME Ltd. delivers the Notice of Registration, provided that the Conditions Precedent have been and remain fulfilled (the "Closing Date").  CME Ltd. shall give notice to the Kolomoisky Parties of the anticipated Closing Date.  On the Closing Date, the following actions shall take place:

(a)	CME Ltd. shall deliver to Kolomoisky the Closing Date Confirmation confirming the completion of each of the Sale Transfers pursuant to the Transfer Agreements;

(b)	the Release Agreements shall become effective;

(c)	CME Ltd. shall transfer the Consideration to Kolomoisky as follows:

(x) in the event Kolomoisky is to receive the Consideration in CME Shares, CME Ltd. shall:

(i)	allot and issue the CME Shares and make the appropriate entries in the statutory books of CME Ltd. in respect of that allotment, and

(ii)	deliver, or cause to be delivered, to Kolomoisky:

(1)	a certificate of a duly authorized representative of CME Ltd. certifying that CME Ltd.'s representations and warranties set forth in Clause 9.2 remain true and correct as of the Closing Date;

(2)	a stock certificate in respect of the CME Shares with the legend specified in Clause 10.2; and

(3)	a copy of the Subscription Agreement and the Registration Rights Agreement executed by it.

(y) in the event Kolomoisky is to receive the Consideration in cash, CME Ltd. shall:

(i)
deliver, or cause to be delivered, to Kolomoisky a certificate of a duly authorized representative of CME Ltd. certifying that CME Ltd.'s representations and warranties set forth in Clause 9.2 remain true and correct as of the Closing Date; and

(ii)
pay the Consideration due to Kolomoisky pursuant to Clause 5.2, by wire transfer in immediately available funds, to an account in Kolomoisky's name, the details of which are to be provided by Kolomoisky no later than the time Kolomoisky provides notice of such election pursuant to Clause 5.2(a); and

(d)	Kolomoisky shall countersign and deliver to CME Ltd. the Closing Date Confirmation.

5.6	Sufficiency of Consideration

Each of the Kolomoisky Parties, on its own behalf and on behalf of all of the Releasors, hereby acknowledges and agrees that the consideration for entering into this Agreement consists of CME Ltd.'s obligation to transfer the Kolomoisky Consideration.  Each of the Kolomoisky Parties, on its own behalf and on behalf of all of the Releasors, further acknowledges the sufficiency of such consideration and agrees that no additional consideration will be made or required.

6.	STANDSTILL

6.1	Standstill

From the date of this Agreement until the date of termination of this Agreement in accordance with its terms, each of the Parties, on its own behalf and on behalf of all of its Controlled Parties, and, with respect to the Kolomoisky Parties, on behalf of the Other Optionholders, agrees that it shall not directly or indirectly (i) take any further action with respect to any Kolomoisky Claim or (ii) initiate any complaints, claims, charges or lawsuits with any national, regional, state, federal or local Governmental Authority or any court, within any jurisdiction, with respect to any Kolomoisky Claim.

6.2	Proviso

Provided that nothing in Clause 6.1 shall restrict any Party from performing any of the aforesaid actions in circumstances where:

(a)	such action is required to perform that Party's obligations hereunder; or

(b)	the other Parties have given their prior written consent to such action.

7.	TERMINATION

7.1	Termination

This Agreement may be terminated:

(a)	at any time by mutual written consent of all of the Parties; or

(b)	by any of the Parties pursuant to Clause 4.3.

In the event of the termination of this Agreement in accordance with the above, all rights to acquire the IK Optioned Interests transferred according to Clause 3.1 shall revert back to the Kolomoisky Parties.

7.2	Survival

Any termination or expiry of this Agreement shall be without prejudice to any rights accruing prior to such termination.  Clauses 1, 2, 3.1, 4.1(c), 7, 8, 10, 12, 13 and 14 shall survive termination of this Agreement.

8.	INDEMNITIES AND LIABILITIES

8.1	CME Indemnity

(a)
CME Ltd. agrees that, from and after the date of this Agreement, it will indemnify and hold harmless the Kolomoisky Parties from and against any bona fide claims (by any person that is not a Controlled Party of any Kolomoisky Party or any Other Optionholder), obligations, debts, damages (including any damages arising from or related to business interruption or loss of profits, consequential, indirect, speculative or punitive damages), liquidated damages, liabilities, costs, expenses and reasonable legal fees (collectively, "Losses") whatsoever arising from and caused by any failure by the CME Parties or any of their respective Controlled Parties (or any assignee thereof) to comply with their obligations under Clause 4.1 of this Agreement.  Each of the Kolomoisky Parties agrees that he or it has a duty to mitigate any such Losses in order for CME Ltd. to have a corresponding obligation to indemnify for such Losses.

(b)	CME Ltd.'s obligations and liabilities under Clause 8.1(a) shall in no circumstances exceed the sum of US$140,000,000.

8.2	Kolomoisky Indemnity

Kolomoisky agrees that, from and after the Closing Date, he will indemnify and hold harmless the CME Parties and the Studio 1+1 Group from and against any Losses that any of them may have arising from (i) any breach by any Kolomoisky Party of any obligations (including any of their respective representations and warranties) under this Agreement and (ii) any breach by any Kolomoisky Party of any obligations set forth in the Release Agreements.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of the Kolomoisky Parties

Each of the Kolomoisky Parties party to this Agreement represents and warrants to the other Parties as of the date hereof and as of the Closing Date that:

(a)
each of the Kolomoisky Parties and the Releasors has the necessary power and authority (including full legal and dispositive capacity) to enter into, deliver, and perform its obligations under this Agreement and each of the other Transaction Documents to which it is party;

(b)
the execution, delivery and performance by each of the Kolomoisky Parties and the Releasors of this Agreement and each other Transaction Document constitutes valid and legally binding obligations, enforceable against such Person in accordance with the terms thereof, and will not violate any provision of and will not result in a breach of the terms of (i) any applicable Law or any rule or regulation of any Governmental Authority, or (ii) any contract, indenture, agreement or commitment to which it is a party or bound;

(c)
no additional consent by any other Person is required to be obtained by any of the Kolomoisky Parties and the Releasors in connection with its execution or performance of this Agreement or any other Transaction Document;

(d)
all proceedings that are required to be taken, and all approvals that are required to be obtained, by each Kolomoisky Party to authorise it to execute, deliver and perform the terms of this Agreement and each of the other Transaction Documents to which it is a party have been taken or obtained;

(e)	he is not aware of any Person who has any basis for bringing any Kolomoisky Claims, and he will not make, encourage or support, directly or indirectly, any future Kolomoisky Claims;

(f)
no Kolomoisky Party or Releasor has directly or indirectly instituted or caused to be instituted any complaints, claims, charges or lawsuits with any national, regional, state, federal or local Governmental Authority or any court, within any jurisdiction, against any other CME Parties or any of their Controlled Parties with respect to any claim against or related in any way to Studio 1+1 or the Studio 1+1 Group;

(g)	Kolomoisky does not have any ownership interest in Multy or Irling, and neither Multy nor Irling is a Controlled Party of Kolomoisky or any Other Optionholder;

(h)
no Kolomoisky Party or Releasor has sold, assigned, transferred, conveyed or otherwise disposed of any interest in the IK Optioned Interests or in the Kolomoisky Claims, and no Kolomoisky Party or Releasor is a party to, or has any other interest in the IK Optioned Interests;

(i)
following the execution and performance of this Agreement, there are no outstanding agreements, arrangements or other understandings (whether by contract or otherwise) with any other third parties granting to any Kolomoisky Party or any Other Optionholder the right to acquire any direct or indirect interest in the Studio 1+1 Group, or any options, warrants, commitments, rights of first refusal, conversion rights or other rights of any kind held by or granted to anyone to acquire any participation interests or any other interests in Studio 1+1 or any other entity in the Studio 1+1 Group;

(j)
on the date hereof, no Kolomoisky Party or Releasor has any direct or indirect contractual right or claim against any CME Party or any member of the Studio 1+1 Group, other than pursuant to the Transaction Documents;

(k)	no Kolomoisky Party has any direct or indirect interest in any tangible or intangible asset or property used in the business of the Studio 1+1 Group;

(l)
Kolomoisky is: (i) able, by reason of business and financial experience, to protect his own interests in connection with the transactions contemplated by this Agreement; (ii) able to afford the entire loss of his investment in any CME Shares; (iii) an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933 (the "Securities Act"); and (iv) not a broker-dealer or an affiliate of a broker-dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934 (the "Exchange Act");

(m)
Kolomoisky understands that any CME Shares issued hereunder are being offered and sold to him in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that CME Ltd. is relying upon the truth and accuracy of Kolomoisky's representations and warranties contained herein and Kolomoisky's compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Kolomoisky to acquire CME Shares in accordance with the terms and provisions of this Agreement;

(n)
Kolomoisky: (i) has had the opportunity to review information concerning the business of CME Ltd., including without limitation CME Ltd.'s Annual Report on Form 10-K for the period ended December 31, 2006 and Report on Form 10-Q for the period ended September 30, 2007 as well as any Annual Report on Form 10-K or Report on Form 10-Q published by CME Ltd. after the date hereof and (ii) has had access to the management of CME Ltd. and has had the opportunity to ask questions of the management of CME Ltd.;

(o)
Kolomoisky is acquiring CME Shares under this Agreement, if applicable, for his own account, for investment purposes only, and not with a present view towards the public sale or distribution thereof, except pursuant to a sale or sales that are registered under the Securities Act or exempt from such registration;

(p)
Kolomoisky will not, directly or indirectly, sell or otherwise transfer, pledge or assign all or any part of such CME Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such CME Shares) except in accordance with the provisions of Clause 10.1.  Kolomoisky understands that he must bear the economic risk of his investment in any CME Shares to be acquired hereunder, if applicable, for an indefinite period of time because, among other reasons, the offering and sale of the CME Shares under this Agreement have not been registered under the Securities Act and, therefore, such CME Shares cannot be sold other than in accordance with Clause 10.1.  Kolomoisky also understands that transfers of any CME Shares acquired under this Agreement, if applicable, are further restricted by the provisions of U.S. securities laws;

(q)	Kolomoisky has not learned of the investment in the CME Shares to be acquired hereunder, if applicable, as a result of any public advertising or general solicitation;

(r)
none of the cash or property that Kolomoisky has paid, will pay, or will contribute to CME Ltd. has been, or shall be, derived from, or related to, any activity that is deemed criminal under U.K. law, U.S. law, Bermuda law or the law of the jurisdiction in which such activity takes place.  No contribution or payment by Kolomoisky to CME Ltd., to the extent that such contributions or payments are within Kolomoisky's control, shall cause CME Ltd. to be in violation of any of the Anti-Money Laundering Laws (as defined below) or the anti-money laundering laws, rules or regulations of any other applicable jurisdiction;

(s)
Kolomoisky has not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein. All negotiations relating to this Agreement and, if applicable, the Registration Rights Agreement and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Kolomoisky or any of his Controlled Parties in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against CME Ltd. or its Controlled Parties for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any such Person upon consummation of the transactions contemplated hereby or thereby;

(t)	as at the date of this Agreement, Kolomoisky, together with his Controlled Parties, holds exactly 1,620,537 CME Shares; and

(u)
all payments to be made by CME Ltd. or any other CME Party to Kolomoisky under this Agreement, under the current laws and regulations of any jurisdiction in which Kolomoisky may be a resident for tax purposes or any jurisdiction from or through which a payment is made will not be subject to withholding or other taxes under the current laws and regulations of the relevant taxing jurisdiction and are otherwise payable free and clear of any other tax, withholding or deduction in the relevant taxing jurisdiction and without the necessity of obtaining any governmental authorization in the relevant taxing jurisdiction.

9.2	Representations and Warranties of the CME Parties

Each of the CME Parties represents and warrants to the other Parties as of the date hereof and as of the Closing Date that:

(a)	it is a company duly organized and validly existing under the laws of its jurisdiction;

(b)
it has the necessary corporate power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby;

(c)
the execution and delivery by it of this Agreement and each of the other Transaction Documents to which it is a party constitute valid and legally binding obligations, enforceable against it in accordance with the terms thereof, and will not violate any provision of and will not result in a breach of the terms of (i) any Law, rule or regulation of any Governmental Authority applicable to it or (ii) any contract, indenture, agreement or commitment to which it is a party or bound;

(d)
all proceedings that are required to be taken, and all approvals that are required to be obtained, by it to authorize it to execute, deliver and perform the terms of this Agreement and each of the other Transaction Documents to which it is a party have been taken or approved;

(e)
no additional consent by any other Person is required to be obtained by any of the CME Parties or the Studio 1+1 Group in connection with its execution or performance of this Agreement or any other Transaction Document; and

(f)
each person signing this Agreement and any other Transaction Document on its behalf is duly appointed and authorized to sign each such document pursuant to its constitutional documents and/or a power of attorney duly issued to such person and such appointment and authorization is effective and valid.

10.	CERTAIN COVENANTS RELATED TO CME SHARE ISSUANCE

10.1	Transfer Restrictions

Kolomoisky acknowledges that none of the CME Shares to be issued hereunder, if applicable, has been, is being or, except as provided in the Registration Rights Agreement, will be registered under the Securities Act. Kolomoisky agrees that for a period of 24 (twenty-four) months from the Closing Date, such CME Shares may not be offered for sale in any form or sold, transferred or assigned, but may be pledged (in accordance with the provisions below) and thereafter may be offered for sale, sold, pledged, transferred or assigned only (i) in the United States through the Nasdaq Global Select Market pursuant to the Registration Rights Agreement or an available exemption from registration under the Securities Act (except that, in the event that Kolomoisky has the right to attend meetings of the Board of Directors of CME Ltd. as an observer, any offers, sales, transfers or assignments of Shares made pursuant to an available exemption from registration under the Securities Act while Kolomoisky has such observer rights must be made in accordance with the volume limitations set out in Rule 144(e)(1) under the Securities Act) and (ii) outside the United States pursuant to an available exemption from registration under the Securities Act and otherwise in compliance with applicable securities laws.  Kolomoisky may, during the 24 (twenty-four) month period from the Closing Date, pledge any such Shares pursuant to a bona fide non-transferable pledge to a third-party financial institution that is not a Controlled Party of Kolomoisky; and the Parties agree that the foregoing stipulation that such Shares shall not be offered for sale, sold, transferred, assigned or further pledged for a period of 24 (twenty-four) months from the Closing Date shall not apply to the sale of such Shares that are subject to such pledge after a default in the obligation secured by such pledge so long as such Shares are sold by the pledgee pursuant to Rule 144 under the Securities Act, including Rule 144(d)(3)(iv), Rule 904 (together with Rule 905) or any other available exemption from the registration requirements of the Securities Act.  No sale, transfer, pledge or assignment of such CME Shares by Kolomoisky to a Controlled Party shall be made without the prior written consent of CME Ltd., such consent not to be unreasonably withheld, and unless such Controlled Party agrees to be bound by the terms hereof.  The provisions of Clause 10.1 and 10.2, together with the rights and obligations of Kolomoisky under this Agreement and the Registration Rights Agreement, if applicable, shall be binding upon any subsequent transferees of such CME Shares not previously registered under the Securities Act or pledged or sold in accordance with this Clause 10.1.

10.2	Restrictive Legend

Kolomoisky acknowledges and agrees that, until such time as the CME Shares to be issued hereunder, if applicable, shall have been registered under the Securities Act in accordance with the terms of the Registration Rights Agreement or sold in accordance with Clause 10.1, such CME Shares shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR, IF PERMITTED UNDER THE TERMS OF THE ASSIGNMENT AGREEMENT DATED AS OF JANUARY 31, 2008, PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. OR OTHERWISE AS PERMITTED BY LAW.

The legend set forth above shall be removed and CME Ltd. shall issue a certificate without such legend to the holder of any CME Share upon which it is stamped, if such CME Share is registered for sale under an effective registration statement filed under the Securities Act pursuant to the Registration Rights Agreement or if such CME Shares are proposed to be sold pursuant to an exemption from registration and CME Ltd. receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.  Kolomoisky agrees to sell all CME Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

10.3	Reporting Status; Eligibility to Use Form S-3

Certain of the CME Shares are registered under Section 12(b) of the Exchange Act.  So long as Kolomoisky beneficially owns any of the CME Shares to be issued hereunder, if applicable, CME Ltd. shall file all reports required to be filed with the SEC pursuant to the Exchange Act, and CME Ltd. shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  CME Ltd. currently meets, and will take commercially reasonable steps to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3 applicable to both "primary" and "resale" registrations on Form S-3 during the Registration Period (as defined in the Registration Rights Agreement).

10.4	Compliance with Anti-Money Laundering Regulations, etc.

(a)
Kolomoisky acknowledges that, pursuant to anti-money laundering laws and regulations within the relevant jurisdictions, CME Ltd. may be required to collect further documentation verifying Kolomoisky's identity and the source of funds used to purchase the CME Shares before, and from time to time after, acceptance by CME Ltd. of this Agreement.  To comply with applicable anti-money laundering laws and regulations, all payments and contributions by Kolomoisky to CME Ltd. and all payments and distributions to Kolomoisky from CME Ltd. will only be made in Kolomoisky's name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is registered in Bermuda or that is regulated in and either based or incorporated in or formed under the laws of the United States or another "Approved Country" and that is not a "foreign shell bank" within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(b)
Kolomoisky also acknowledges that (i) CME Ltd. may be required to comply with all applicable anti-money laundering laws, including the U.K. Proceeds of Crime Act 2003, Terrorism Act 2000 and Money Laundering Regulations 2003 and (ii) CME Ltd. may be required to comply with the anti-money laundering rules of the SEC, the NASDAQ and/or the Prague Stock Exchange (the legislation and rules referred to in (i) and (ii) being collectively referred to as the "Anti-Money Laundering Laws").

(c)
Kolomoisky agrees to provide CME Ltd. at any time while Kolomoisky or any of his Controlled Parties holds any of the CME Shares with such information as CME Ltd. determines to be necessary or appropriate to comply with the anti-money laundering laws, rules and regulations of any applicable jurisdiction (including the Anti-Money Laundering Laws), to respond to requests for information concerning the identity of CME Ltd.'s shareholders from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.  In addition, neither Kolomoisky nor any of his Controlled Parties is a Person identified as a terrorist organization on any relevant lists maintained by an Governmental Authority.

(d)
If at any time while Kolomoisky or any of his Controlled Parties holds any of the CME Shares, the representations and warranties set forth in Clause 9.1(r) shall cease to be true, Kolomoisky shall promptly so notify CME Ltd. in writing.

11.	CONFIDENTIALITY

11.1	Obligation

The Parties acknowledge and agree that they (whether acting by themselves or through their respective legal advisers, directors, officers, servants or agents or any of them or through any company or howsoever) shall keep confidential and shall not provide a copy of any Transaction Document or disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated and/or publicized, any of the terms and conditions of any Transaction Document, and/or the existence of any and all of the circumstances leading to this Agreement and/or the Kolomoisky Claims, to any individual and/or entity not a Party to this Agreement or the Transfer Agreements, except to the extent described below:

(a)	to the respective court or arbitral tribunal insofar as required to terminate or defend against any Kolomoisky Claims pursuant to this Agreement;

(b)	in response to an order of a court of competent jurisdiction, or in response to an appropriate subpoena or discovery request issued in the course of litigation;

(c)	in response to an inquiry or order issued by a Governmental Authority or supra-governmental agency of competent jurisdiction;

(d)	to the extent necessary to report income to appropriate taxing authorities and/or to contest the imposition of any tax by appropriate taxing authorities;

(e)
to such Parties' respective accountants and legal advisers and to any broker or insurer or relevant reinsurer or retrocessionaire in all cases (other than disclosure to legal advisers) as may be required by contract and/or by Law;

(f)	in connection with any litigation or arbitration proceedings between the Parties relating to this Agreement or any other Transaction Document; and

(g)	to the extent required or (on advice of counsel) appropriate in order to comply with applicable Law or stock exchange rules.

In the event disclosure is necessary pursuant to any of the Clauses above, the disclosing Party shall (to the extent permitted by applicable law) apprise the third party to whom such disclosure is made of the confidential nature of the information and said disclosing Party shall use its reasonable and good faith efforts to secure the confidentiality of the information provided to any third party.

11.2	Public Domain

The requirements of Clause 11.1 shall not apply to any information or data to the extent such information has already entered the public domain (provided always that it has not entered the public domain by reason of the disclosing party's breach of this Agreement).

12.	ASSIGNMENT

Except as expressly provided herein, none of the rights of the Parties under this Agreement may be assigned or transferred without the prior written consent of the other Parties.

13.	MISCELLANEOUS

13.1	Further Assurances

The Parties agree that, from and after the date hereof, each of them shall, and shall cause their respective Controlled Parties (and, with respect to the Kolomoisky Parties, the Other Optionholders) to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by any Party to carry out the purposes and intents hereof.  In particular, Kolomoisky agrees that he shall not take, and shall procure that none of his Controlled Parties or any Other Optionholder takes, any action that would result in the imposition of any new injunction, renewal of a previous injunction or similar court relief that would prohibit a Successful Registration or the consummation of the Sale Transfers. The provisions of this Clause 13.1 shall survive the Closing Date.

13.2	Modification; Waiver; Severability

Except as specifically provided herein, this Agreement may be modified only by a written instrument executed by the Parties.  If any provision of this Agreement is held to be unenforceable for any reason, the Parties shall, acting in good faith and using best endeavours, seek to agree adjustments to such provision, so that such provision is not avoided and in order to achieve the intent of the parties to this Agreement to the extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction. If any provision of this Agreement is or becomes invalid or unenforceable, in whole or in part, this shall not affect the validity of the remaining provisions hereof.

13.3	Third Party Rights

The Parties agree that the Releasees (as defined in the Release Agreements) not already party hereto shall be third parties within the meaning of the Contracts (Rights of Third Parties) Act 1999 (the "Act") and such third parties shall have the right to enforce the relevant terms of this Agreement against the Kolomoisky Parties in their own right, as such terms may be amended from time to time.  Save to the extent set out in this Clause 13.3, nothing in this Agreement confers or purports to confer any right under the Act or otherwise to enforce any of its terms on any person who is not a party to it.

13.4	Entire Agreement

This Agreement, together with the Registration Rights Agreement and the documents herein referred to, constitute the entire agreement among the Parties with respect to the subject matter hereof, provided that this Clause 13.4 shall in no event have the effect to exclude liability for fraud.

13.5	Preparation

Each Party acknowledges and confirms that the preparation of this Agreement has been a joint effort of all Parties and counsel for all Parties and that it shall not be construed for or against any individual Party on the basis solely that this Agreement or any part thereof was drafted by or on behalf of that Party.

13.6	Specific Performance

The Parties acknowledge and agree that a breach by any Party of any of the terms of this Agreement, and any breach by any Releasor of any Release Agreement, is likely to result in irreparable and continuing damage to the other Parties for which there may or will be no adequate remedy at law and/or for which damages will not be an adequate remedy, and that in the event of such breach, any of the Parties shall be entitled to apply for injunctive relief and/or a decree for specific performance and such other and further relief as may be appropriate.

13.7	Costs

Each Party shall bear its own costs, including lawyers' fees, in relation to this Agreement and any other Transaction Document.

13.8	Notices

All notices and other communications made in connection with this Agreement shall be in writing.  Any notice or other communication in connection herewith shall be deemed duly delivered and given to any Party 1 (one) Business Day after it is sent by fax, confirmed by letter sent by a reputable express courier service, in each case, to the regular mail addresses and fax numbers set forth below or to such other regular mail address and/or fax number as may be specified in writing to the other Parties:

if to any of the CME Parties:

c/o CME Development Corporation
81 Aldwych
London WC2B 4HN
United Kingdom
Attn: General Counsel

Tel.: + 44 207 430 5430
Fax: + 44 207 430 5403

if to any of the Kolomoisky Parties:

Igor Kolomoisky
42b Naberezhnaya Pobedy Str.
Dnepropetrovsk, Ukraine

Tel./Fax: + 380 562 390812

Any Party may give any notice or other communication in connection herewith using any other means (including personal delivery, messenger service, facsimile, telex or regular mail), but no such notice or other communication shall be deemed to have been duly delivered and given unless and until it is actually received by the individual for whom it is intended.

13.9	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

14.	GOVERNING LAW AND ARBITRATION

14.1	Governing Law

This Agreement is governed by and shall be construed in accordance with English law.

14.2	Arbitration

(a)
General.  Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance or termination, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the then existing Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules"), which are deemed to be incorporated by reference into this Clause 14.2, except to the extent modified by this Clause 14.2.  The tribunal shall consist of three arbitrators.  Subject to the provisions of Clause 14.2(c) the parties to any such arbitration shall each be entitled to nominate one arbitrator and the third arbitrator shall be appointed by the two party-nominated arbitrators.

(b)
Seat and Language.  The seat of the arbitration shall be London, England or (in the event of consolidation pursuant to Clause 14.2(c)) any other seat of the arbitration of a Related Dispute.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian, Russian or German and shall furnish a translation or interpretation of any such evidence into English.

(c)
Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement, the RF Participants Agreement or any Transfer Agreement (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Disputes shall also be appointed as the tribunal in respect of any such Related Dispute, including pursuant to Article 4(6) of the ICC Rules.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and is intended to be and is hereby delivered as a deed on the date first written above.

EXECUTED AND DELIVERED AS A DEED

by IGOR KOLOMOISKY

/s/ Igor Kolomoisky

Witnessed by:
Name:
Occupation:

EXECUTED AND DELIVERED AS A DEED

by MANITA INVESTMENTS LIMITED

By: /s/ Christakis Konnaris
Name: Christakis Konnaris
Title: Director

EXECUTED AND DELIVERED AS A DEED

by GLOBAL MEDIA GROUP LTD.

By: /s/ Iryna Chumachenko
Name: Iryna Chumachenko
Title: Director

EXECUTED AND DELIVERED AS A DEED

by TORCENSTA HOLDING LTD

By: /s/ Andreas Sofocleous
Name: Andreas Sofocleous
Title: Director

EXECUTED AND DELIVERED AS A DEED

by CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By: /s/ Michael Garin
Name: Michael Garin
Title: Chief Executive Officer

EXECUTED AND DELIVERED AS A DEED

by CME MEDIA ENTERPRISES B.V.

By:	/s/ Gerben van den Berg
Name: Pan-Invest B.V., represented by Gerben van den Berg
Title: Managing Director

By:	/s/ Alphons van Spaendonck
Name: Alphons van Spaendonck
Title: Managing Director

EXECUTED AND DELIVERED AS A DEED

by CME UKRAINE HOLDING GMBH

By:	/s/ Marina Williams
Name: Marina Williams
Title: Managing Director

EXECUTED AND DELIVERED AS A DEED

by CET 21 S.R.O.

By:	/s/ Petr Dvorak
Name: Petr Dvorak
Title: Director (Jednatel)

By:	/s/ Milan Cimirot
Name: Milan Cimirot
Title: Director (Jednatel)

EXECUTED AND DELIVERED AS A DEED

by UKRAINIAN MEDIA SERVICES LLC

By:	/s/ Olena Shcherbyna
Name: Olena Shcherbyna
Title: Director